Exhibit 99.1

Ratification of Option Grants

WHEREAS, since December 31, 2025, management of the Corporation issued to each of the individuals named in Exhibit A the equity awards set forth opposite their respective names (collectively, the “Awards”); however, due to an administrative error, management did not have the authority to issue the Awards and the Awards were not approved by the Board or the Compensation Committee of the Board;

WHEREAS, in consultation with counsel, the Board has determined that the issuance of the Awards (the “Award Issuances”) may constitute defective corporate acts (as defined in Section 204(h) of the DGCL), because the Corporation failed to authorize management with the appropriate authority to have granted such Awards and the Board had not authorized the Award Issuances; and

WHEREAS, the Board deems it to be advisable and in the best interests of the Corporation and its stockholders to authorize, ratify and approve the Award Issuances in accordance with Section 204 of the DGCL.

NOW THEREFORE BE IT RESOLVED, that each of the Award Issuances is the defective corporate act to be ratified; and

RESOLVED, FURTHER, that the nature of the failure of authorization in respect of the Award Issuances is the failure of each Award Grant to have been duly authorized by the Board or the Compensation Committee of the Board in accordance with Section 152 or Section 157 of the DGCL; and

RESOLVED, FURTHER, that the Award Issuances be, and hereby are, authorized, ratified and approved in all respects in accordance with Section 204 of the DGCL and the Awards, when previously issued and in accordance with these resolutions, shall be considered validly issued, fully paid and non-assessable as of the respective dates of issuance; and

RESOLVED, FURTHER, that the Corporation be, and hereby is, authorized, empowered and directed to perform its obligations under any agreements entered into in connection with the Awards, including, without limitation, issuing shares of the Corporation’s common stock upon the exercise of the Awards pursuant to the terms of the Awards and any related stock plan, if applicable.

Actions in Furtherance of Ratification

WHEREAS, any claim that any defective corporate act reference herein being ratified under Section 204 of the DGCL is void or voidable due to the failure(s) of authorization, or that the Delaware Court of Chancery should declare in its discretion that the ratification thereof in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions must be brought within the later of 120 days from the relevant validation effective time and the time at which the notice, if any, required by Section 204(g) is given.

NOW THEREFORE BE IT RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to deliver a notice of ratification of the defective corporate acts set forth herein in the form and containing the information required by Section 204 of the DGCL; and

RESOLVED, FURTHER, that, any time before the relevant validation effective time in respect of the ratification or any of the defective corporate acts identified herein, the Board may abandon the ratification of such act or acts; and

RESOLVED, FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

EXHIBIT A

Employee	Number of Shares of Common Stock Underlying Option Grant	Exercise Price	Grant Date	Expiration Date	Vesting
Employee 1	5,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 2	35,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 3	4,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 4	7,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 5	25,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 6	7,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 7	5,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 8	7,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 9	7,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months
Employee 10	7,500	$8.07	3/1/2026	3/1/2036	Pro rata monthly over 48 months